Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451 P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

Colorado— FOR RELEASE IMMEDIATE RELEASE
Date: March 12, 2008

Double Eagle Petroleum Co. Reports Operational Update and Provides Strategic Outlook

Double Eagle Petroleum Co. (NASDAQ – DBLE) has completed the 33 new wells drilled in the Catalina Unit as part of the Company’s 2007 drilling project. Currently, seven of these new wells in Pod A are producing and, together with the original 14 Cow Creek wells, have total current daily production of approximately 9.2 MMcfd (7.0 MMcfd, net to Double Eagle’s working interest). We also have seen initial production rates on six of the new Pod B wells at a total 3.3 MMcfd, or an average of 550 Mcfd per well. Our contractor is experiencing a delay in bringing on the new wells in the Pod B area due to mechanical problems with the new compressor facilities. Our supply contractor is on-site and working with Company personnel to rectify these issues. We expect to have approximately 15-20 new wells producing by the end of the first quarter and the remaining wells on early in the second quarter. Upon final approval of the participating area, we anticipate that Double Eagle will have 73.84% working interest in the 47 total wells (34.7 net wells) producing at the Catalina Unit.

In July 2008, we intend to begin drilling at least 24 wells and up to a maximum of 48 wells in the Catalina Unit. The number and specific locations of the wells to be drilled is dependent upon the availability of financing, drilling equipment, contractors and restrictions on drilling activities as set forth by applicable wildlife stipulations. Depending on locations selected for these wells Double Eagle’s working interest in all the Catalina Unit wells will change to a percentage which could vary from 68.34% to 51.23%.

In addition, on March 4, 2008, Double Eagle became the first company approved by the Bureau of Land Management and Department of Environmental Quality to treat and dispose up to 20,000 bbl/day of CBM water on the surface in the Atlantic Rim Area. The Company feels this milestone offers another viable alternative for water management as we move forward with our development of the Catalina Unit. The Company is currently evaluating operational timing and capital requirements of this facility, which would add to our midstream infrastructure assets, providing additional strategic advantages in the Atlantic Rim.

Also within the Atlantic Rim, Anadarko is in the process of completing up to 52 additional wells within the Sun Dog Unit in which Double Eagle will have approximately an 8.4% working interest. It is expected that these wells will be completed and producing by the end of March 2008. We have been notified by Anadarko that an additional 68 wells are planned to be drilled in the Sun Dog Unit in the 2008 drilling season (bringing Double Eagle’s working interest to an estimated 7.9% after all 120 wells are drilled). An additional 55 wells are planned for the Doty Mountain Unit in 2008 (bringing Double Eagle’s working interest to an estimated 12.0%, from 20.55%, after all 55 wells are drilled). Also, 29 wells are planned to be drilled in other units operated by Anadarko in which Double Eagle has a working interest.

In the Pinedale Anticline, we have interests in 85 producing wells in the Mesa Units which are producing approximately 3.3 MMcfd to Double Eagle’s interest. In early January, the Wyoming Oil and Gas Conservation Commission approved Questar’s request for five-acre density development on the southern half of the Questar-operated Pinedale acreage. Questar has also notified us that, from April-July 2008, it intends to complete the 18 wells previously drilled, with plans to drill 16 additional wells in Pinedale in the summer of 2008.

In December 2007, Double Eagle began drilling the Waltman 34-24 well in the Wind River Basin, in which Double Eagle is the operator and has a 28.64 % working interest. The well reached total depth of 9,200 feet on December 22, 2007. Numerous gas zones were indicated from 4,350 feet to 8,960 feet. Due to hole conditions, production casing was run to 6,639 feet. Currently, the Company plans to determine if it would be economical to attempt to clean-out and run casing below the existing casing depth of 6,639. If not, the Company will complete the well and produce formations in the up-hole zones.

At South Fillmore, the SJ Fee #11-9 well has been completed with perforations at a depth of 8,192 to 8,196 feet. Testing was completed with a flow rate of 1,635 Mcf per day, 107 barrels of oil per day and no water. Double Eagle has a 50% working interest in this well before payout and 30% after payout. Due to extreme weather and permitting delays, the operator of the SJ Fee #11-19 has informed the Company that it expects the well to be producing and connected to the sales line in the first half of the second quarter of 2008.

The Company reaffirms our focus of an organic growth plan concentrating on growing the revenues and oil and gas reserves of the Coal Bed Methane resource projects (Catalina, Sun Dog and Doty Mountain Units) and the tight sand project at the Pinedale Anticline (Mesa Units).

Richard Dole, Chairman of the Board of Double Eagle, commented: “We are excited about the current production results from our Catalina development program and the success of our 2007 drilling program. Extreme weather conditions presented a significant obstacle to our project team but we were able to endure and overcome these challenges. The 2008 drilling programs in both the Atlantic Rim and Pinedale Anticline should provide a stable, low-risk platform for the Company’s strategic objectives of maximizing long-term shareholder value through organic growth. ”

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us